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                                                                    EXHIBIT 4(j)

               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY


                                      RIDER


                   AMENDMENT FOR A CHARITABLE REMAINDER TRUST



       ANNUITANT

CONTRACT NUMBER


The following definition replaces the MATURITY DATE definition found under the DEFINITIONS Section of your Contract.

         MATURITY DATE. The date when the Contract Account Value will be applied under a Payment Option unless you have elected to receive a lump sum payment of the Cash Surrender Value. The latest Maturity Date is the Contract Anniversary nearest Annuitant's age 100.

The following provision replaces the SURRENDER CHARGE provision found under the CONTRACT VALUES Section of your Contract.

         SURRENDER CHARGE. The applicable percentage from the Surrender Charge Table in the Contract Schedule will be deducted upon any withdrawal or surrender and will be applied to that portion of the total of the withdrawals or surrender during a Contract Year which exceeds the greater of:

                  1. 10% of the Contract Account Value as of the beginning of the Contract Year; or
                  2. any amounts in excess of the total Premiums paid.

                  There is no limit on the number of withdrawals occurring in any Contract Year.

                  If the Contract is being surrendered, the applicable Surrender Charge will be deducted from the Contract Account Value in determining the Cash Surrender Value.

                  For a partial withdrawal, any applicable Surrender Charge will be deducted from the amount withdrawn, unless you request in advance that the Surrender Charge be deducted from the remaining Contract Account Value.

                  In no event will the Surrender Charge exceed 8.5% of the total premiums received under the Contract.

This Rider does not change any other provisions of the Contract except as stated above.

Attached by Providentmutual Life and Annuity Company of America.





                                                             /s/ Robert W. Kloss
                                                                       President

Form PL558                                                                  1997